Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES FOURTH FISCAL QUARTER AND FISCAL YEAR 2011 RESULTS

SAINT LOUIS, MO — June 2, 2011 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the fourth fiscal quarter and fiscal year ended April 24, 2011.

Marking a year of accomplishment, during fiscal year 2011, the Company:

•                  Completed the acquisition of Rainbow Casino in Vicksburg, Mississippi;

•                  Was selected to receive the final remaining gaming license in Missouri for a new casino under construction in Cape Girardeau;

•                  Was selected to receive the final remaining resort gaming license in Pennsylvania for a new project at the Nemacolin Woodlands Resort; and

•                  Significantly improved its capital structure through successful equity and bond offerings and the refinancing of its senior secured credit facility.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
Net revenues	$274.4	$268.8	$1,005.0	$999.8
EBITDA(1)	61.1	53.1	185.0	173.6
Income (loss) from continuing operations	8.2	6.4	1.1	(1.5)
Net income (loss)	10.9	4.9	4.5	(3.3)
Income (loss) per share from continuing operations	0.22	0.20	0.03	(0.05)
Net income (loss) per share	0.29	0.15	0.13	(0.10)

Significant items impacting EBITDA during fiscal quarter and year ended April 24, 2011 are as follows:

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
Debt refinancing costs(3)	$(3.0)	$(1.8)	$(3.0)	$(1.8)
Expense recoveries - Pittsburgh development cost(4)	—	—	—	6.8
Marquette hotel demolition(5)	—	—	—	(0.5)
Caruthersville property tax settlement(6)	—	—	—	0.9
	$(3.0)	$(1.8)	$(3.0)	$5.4

In the fourth quarter of fiscal year 2011, consolidated net revenues increased $5.6 million, or 2.1%, to $274.4 million and property EBITDA increased $5.5 million, or 8.3%, to $71.4 million from fiscal 2010 levels.  Property operating margins increased 149 basis points to 26.0%, aided by the Florida gaming tax changes in July 2010.  Property operating expenses increased $4.4 million to $135.6 million, including $5.1 million at Rainbow Casino Vicksburg.

Compared to fiscal year 2010, in fiscal year 2011, consolidated net revenues increased $5.2 million, or 0.5%, to $1.005 billion and property EBITDA increased $14.3 million, or 6.8%, to $225.9 million before the effects of the one-time items in the above table in fiscal 2010.  Property operating margins increased 133 basis points to 22.5% before the effects of the one-time items.  Property operating expenses increased $3.2 million to $527.2 million, including $15.9 million at Rainbow Casino Vicksburg.

Commenting on the quarter and fiscal year, Virginia McDowell, the Company’s president and chief executive officer, said, “We are very pleased to have completed fiscal 2011 with improved liquidity, a stronger balance sheet, improved margins and a solid growth pipeline.  During the fourth quarter and for the year, we were successful in growing revenue, EBITDA and operating margins despite general economic softness particularly in the Southern markets and the closure of our property in Davenport due to flooding for fifteen days.  In properties where we achieved revenue growth, EBITDA flow through has been substantial.”

McDowell continued, “While we are seeing signs that the economic conditions for our business are slowly beginning to improve, we are cautiously optimistic that the positive changes we have made during the past two years will soon begin to have a more dramatic impact on our bottom line.  Across our portfolio, we have been introducing new entertainment options through our Jester’s Jam concert series, new dining options with the popular Otis & Henry’s concept, and we have also streamlined our marketing to benefit from the synergy created by more centralized promotional and branding programs.  As a result of these targeted investments, we have been able to maintain a reasonable mix of rated and retail business, even through tough economic times, and believe that this is an area of further opportunity for fiscal 2012.  Further, we have recently put in place new marketing programs in Colorado and management in Vicksburg that we believe will positively impact our results in periods to come.”

Dale Black, the Company’s chief financial officer, commented, “Overall, we are now in a solid capital position for both organic growth and our development pipeline.  Clearly, our balance sheet is now stronger, and we will utilize our resources to construct our new properties in Missouri and Pennsylvania, as well as to continue making specific improvements at our existing properties to further improve the guest experience and drive revenue.”

Corporate Expenses

Corporate and development expenses for the fourth quarter decreased from $13.3 million in fiscal 2010 to $10.5 million in fiscal 2011 primarily due to decreased insurance costs in fiscal 2011.  Fourth quarter 2011 corporate and development expenses include $3.0 million in costs related to our refinancing.  In the fourth quarter of 2010 we incurred $1.8 million in costs related to an amendment of our senior credit facility.  Non-cash stock compensation was $1.4 million during the fourth quarter of each year.

For the fiscal year ended April 24, 2011, corporate and development expenses decreased $4.0 million to $42.7 million, primarily due to decreases in insurance costs and incentive compensation.  Corporate and development expenses for fiscal 2011 include financing related costs of $4.0 million and development and acquisition costs of $4.0 million.  In fiscal 2010 we incurred $1.8 million in costs related to an amendment of our senior credit facility.  Non-cash stock compensation was $6.9 million in fiscal 2011 compared to $6.8 million in fiscal 2010.

Interest expense for the quarter was $23.2 million, an increase of $1.5 million compared to the prior fiscal year.  For the fiscal year 2011, interest expense increased $16.5 million, primarily as a result of increased borrowing costs and increased borrowings related to the acquisition of Rainbow Casino in Vicksburg.

Update on Properties Impacted by Mississippi River Flooding

Flooding along the Mississippi River resulted in the closures of five properties including: Davenport, Iowa; Caruthersville, Missouri; and Lula, Vicksburg and Natchez in Mississippi.  At this point, three properties have reopened with Lula and Natchez remaining closed.  We hope to reopen Lula this weekend, pending regulatory approval, however Natchez will remain closed until the Mississippi River recedes further.

Development Update

Cape Girardeau, Missouri: The Company broke ground on the planned $125 million Isle Casino on March 31, 2011 and has started preliminary site work, including work on the main roadway.  The Company is in the final phase of selecting a general contractor and anticipates finalizing its decision soon.  The project will feature approximately 1,000 slot machines and 28 table games, three restaurants, a lounge and terrace overlooking the Mississippi River and a 750-seat event center.  It is planned to open late in 2012.

Nemacolin Woodlands Resort, Pennsylvania: On April 14, 2011, Nemacolin Woodlands Resort in Fayette County, Pennsylvania, was selected by the Pennsylvania Gaming Control Board for the state’s final available resort gaming license.  The Company, through a management agreement with the resort, will develop and manage Lady Luck Casino Nemacolin featuring 600 slot machines, 28 table games, a restaurant and a lounge.  Assuming no appeals are filed by the June 19, 2011 deadline, the Company expects to begin construction later this summer and to open approximately 9 months thereafter.

Capital Structure and FY 2012 Guidance

As of April 24, 2011, the Company had:

•                  $75.2 million in cash and cash equivalents, excluding $12.8 million in restricted cash;

•                  $1.2 billion in total debt; and

•                  $175 million in net line of credit availability.

Fiscal Year 2011 capital expenditures were $58.6 million, of which $13.0 million related to Cape Girardeau, $0.3 million related to Nemacolin and $45.3 million related to maintenance capital expenditures, including conversion of approximately 2,600 slot machines to the Bally’s slot system technology.

The Company provided guidance for the following specific non-operating items for fiscal year 2012:

•                  Depreciation and amortization expense is expected to be approximately $89 million to $91 million;

•                  The Company expects cash income taxes pertaining to FY 2012 operations to be less than $5 million, primarily representing state income taxes.

•                  Interest expense is expected to be approximately $83 million to $86 million, net of capitalized interest.

•                  Corporate and development expenses for FY 2012 are expected to be approximately $43 million, including approximately $6 million in non-cash stock compensation expense.

•                  Maintenance capital expenditures for FY 2012 are expected to be approximately $50 million.

•                  Project capital expenditures for FY 2012 are expected to be approximately $90 million to $100 million, barring any delays related to licensing and permitting, contractor negotiations, weather or other items.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Thursday, June 2, 2011 at 1:30 pm central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com.

The conference call will also be available by telephone, for domestic callers, by dialing 877-917-8929.  International callers can access the conference call by dialing 517-308-9020.  The conference call reference number is 9905431. The conference call will be recorded and available for review starting at midnight central on Thursday, June 2, 2011, until midnight central on Thursday, June 9, 2011, by dialing 866-435-1291; International: 203-369-1015 and access number 0611.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
Revenues:
Casino	$282,531	$270,429	$1,036,538	$1,013,386
Rooms	10,347	10,520	40,271	43,007
Pari-mutuel, food, beverage and other	35,555	36,173	134,725	134,994
Gross revenues	328,433	317,122	1,211,534	1,191,387
Less promotional allowances	(54,017)	(48,326)	(206,539)	(191,551)
Net revenues	274,416	268,796	1,004,995	999,836
Operating expenses:
Casino	40,463	38,487	158,580	153,838
Gaming taxes	67,151	71,185	250,102	262,241
Rooms	2,297	2,727	9,793	10,845
Pari-mutuel, food, beverage and other	12,095	12,121	44,943	44,760
Marine and facilities	15,927	15,359	60,485	61,507
Marketing and administrative	64,843	62,516	253,423	253,097
Corporate and development	10,529	13,339	42,709	46,750
Expense recoveries and other charges	—	—	—	(6,762)
Depreciation and amortization	22,106	25,443	89,040	109,504
Total operating expenses	235,411	241,177	909,075	935,780
Operating income	39,005	27,619	95,920	64,056
Interest expense	(23,223)	(21,752)	(91,934)	(75,434)
Interest income	544	615	1,916	1,833
Derivative income (expense)	42	(370)	(1,214)	(370)

Income (loss) from continuing operations before income taxes	16,368	6,112	4,688	(9,915)
Income tax (provision) benefit	(8,155)	319	(3,600)	8,374
Income (loss) from continuing operations	8,213	6,431	1,088	(1,541)
Income (loss) from discontinued operations, net of income taxes	2,658	(1,546)	3,452	(1,732)
Net income (loss)	$10,871	$4,885	$4,540	$(3,273)

Income (loss) per common share-basic and dilutive:
Income (loss) from continuing operations	$0.22	$0.20	$0.03	$(0.05)
Income (loss) from discontinued operations, net of income taxes	0.07	(0.05)	0.10	(0.05)
Net income (loss)	$0.29	$0.15	$0.13	$(0.10)

Weighted average basic shares	38,103,040	32,445,378	34,066,159	32,245,769
Weighted average diluted shares	38,252,693	32,515,829	34,174,717	32,245,769

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
Mississippi
Biloxi	$17,783	$19,112	$68,335	$72,602
Natchez	8,506	9,320	30,787	32,826
Lula	19,084	19,323	67,340	68,147
Vicksburg(2)	9,365		27,935
Mississippi Total	54,738	47,755	194,397	173,575

Louisiana
Lake Charles	34,692	35,771	131,214	139,423

Missouri
Kansas City	21,756	21,014	77,710	76,815
Boonville	20,497	20,284	78,776	77,759
Caruthersville	9,447	8,959	33,696	32,685
Missouri Total	51,700	50,257	190,182	187,259

Iowa
Bettendorf	20,994	20,373	79,003	79,527
Davenport	10,919	12,745	43,651	48,075
Marquette	6,851	6,745	27,397	27,176
Waterloo	22,936	22,344	83,197	81,261
Iowa Total	61,700	62,207	233,248	236,039

Colorado
Black Hawk	29,789	30,419	115,482	126,140

Florida
Pompano	41,572	42,007	138,704	135,998

Property Net Revenues before Other	274,191	268,416	1,003,227	998,434

Other	225	380	1,768	1,402

Net Revenues from Continuing Operations	$274,416	$268,796	$1,004,995	$999,836

Isle of Capri Casinos, Inc.

Supplemental Data - EBITDA (1)

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
Mississippi
Biloxi	$2,114	$2,444	$5,415	$5,721
Natchez	2,863	3,676	9,059	10,685
Lula	6,473	6,555	19,754	18,810
Vicksburg(2)	3,214		8,740
Mississippi Total	14,664	12,675	42,968	35,216

Louisiana
Lake Charles	6,770	7,222	22,973	23,579

Missouri
Kansas City	6,295	5,777	18,233	17,637
Boonville	7,417	6,805	26,989	25,603
Caruthersville	2,553	2,094	7,212	6,462
Missouri Total	16,265	14,676	52,434	49,702

Iowa
Bettendorf	6,452	5,863	21,368	21,365
Davenport	2,834	4,144	10,449	13,630
Marquette	1,471	1,445	5,425	5,164
Waterloo	7,541	7,356	24,823	23,456
Iowa Total	18,298	18,808	62,065	63,615

Colorado
Black Hawk	6,106	6,910	23,435	29,740

Florida
Pompano	9,312	5,630	22,026	9,736

Property EBITDA Before Corporate and Other Items	71,415	65,921	225,901	211,588
Corporate and Other	(7,316)	(11,025)	(37,953)	(43,415)

EBITDA Before Other Items	64,099	54,896	187,948	168,173
Other Items:
Debt Refinancing Costs(3)	(2,988)	(1,834)	(2,988)	(1,834)
Expense Recoveries and Other(4)	—	—	—	6,762
Marquette Hotel Demolition(5)	—	—	—	(475)
Caruthersville Property Tax Settlement(6)	—	—	—	934

EBITDA from Continuing Operations	$61,111	$53,062	$184,960	$173,560

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA (1)

(unaudited, in thousands)

	Three Months Ended April 24, 2011			Three Months Ended April 25, 2010
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Mississippi
Biloxi	$(327)	$2,441	$2,114	$(1,024)	$3,468	$2,444
Natchez	2,464	399	2,863	3,306	370	3,676
Lula	4,667	1,806	6,473	4,641	1,914	6,555
Vicksburg(2)	1,835	1,379	3,214
Mississippi Total	8,639	6,025	14,664	6,923	5,752	12,675

Louisiana
Lake Charles	4,485	2,285	6,770	4,769	2,453	7,222

Missouri
Kansas City	5,356	939	6,295	4,856	921	5,777
Boonville	6,344	1,073	7,417	5,739	1,066	6,805
Caruthersville	1,785	768	2,553	1,192	902	2,094
Missouri Total	13,485	2,780	16,265	11,787	2,889	14,676

Iowa
Bettendorf	4,463	1,989	6,452	3,830	2,033	5,863
Davenport	2,257	577	2,834	3,507	637	4,144
Marquette	1,044	427	1,471	947	498	1,445
Waterloo	5,955	1,586	7,541	4,377	2,979	7,356
Iowa Total	13,719	4,579	18,298	12,661	6,147	18,808

Colorado
Black Hawk	3,187	2,919	6,106	3,346	3,564	6,910

Florida
Pompano	6,394	2,918	9,312	1,933	3,697	5,630

Total Property Before Corporate and Other Items	49,909	21,506	71,415	41,419	24,502	65,921
Corporate and Other	(7,916)	600	(7,316)	(11,966)	941	(11,025)

Total Before Other Items	41,993	22,106	64,099	29,453	25,443	54,896

Other Items:
Debt Refinancing Costs(3)	(2,988)	—	(2,988)	(1,834)	—	(1,834)

Total From Continuing Operations	$39,005	$22,106	$61,111	$27,619	$25,443	$53,062

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA (1)

(unaudited, in thousands)

	Twelve Months Ended April 24, 2011			Twelve Months Ended April 25, 2010
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Mississippi
Biloxi	$(6,011)	$11,426	$5,415	$(8,306)	$14,027	$5,721
Natchez	7,591	1,468	9,059	8,868	1,817	10,685
Lula	12,471	7,283	19,754	10,692	8,118	18,810
Vicksburg(2)	4,188	4,552	8,740
Mississippi Total	18,239	24,729	42,968	11,254	23,962	35,216

Louisiana
Lake Charles	13,638	9,335	22,973	13,317	10,262	23,579

Missouri
Kansas City	14,619	3,614	18,233	13,717	3,920	17,637
Boonville	22,670	4,319	26,989	21,125	4,478	25,603
Caruthersville	3,909	3,303	7,212	2,919	3,543	6,462
Missouri Total	41,198	11,236	52,434	37,761	11,941	49,702

Iowa
Bettendorf	13,386	7,982	21,368	12,624	8,741	21,365
Davenport	8,171	2,278	10,449	10,494	3,136	13,630
Marquette	3,780	1,645	5,425	2,763	2,401	5,164
Waterloo	17,953	6,870	24,823	11,614	11,842	23,456
Iowa Total	43,290	18,775	62,065	37,495	26,120	63,615

Colorado
Black Hawk	10,993	12,442	23,435	14,891	14,849	29,740

Florida
Pompano	12,030	9,996	22,026	(6,951)	16,687	9,736

Total Property Before Corporate and Other Items	139,388	86,513	225,901	107,767	103,821	211,588
Corporate and Other	(40,480)	2,527	(37,953)	(48,140)	4,725	(43,415)

Total Before Other Items	98,908	89,040	187,948	59,627	108,546	168,173

Other Items:
Debt Refinancing Costs(3)	(2,988)	—	(2,988)	(1,834)	—	(1,834)
Expense Recoveries and Other(4)	—	—	—	6,762	—	6,762
Marquette Hotel Demolition(5)	—	—	—	(1,433)	958	(475)
Caruthersville Property Tax Settlement(6)	—	—	—	934	—	934

Total From Continuing Operations	$95,920	$89,040	$184,960	$64,056	$109,504	$173,560

(1)          EBITDA is “earnings before interest and other non-operating income (expense), income taxes, and depreciation and amortization.” “Property EBITDA” is EBITDA before Corporate and development expenses and minority interest.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses EBITDA and Property EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of EBITDA and Property EBITDA to operating income is included in the financial schedules accompanying this release. A reconciliation of EBITDA to the Company’s net income (loss) is shown below (in thousands).

	Three Months Ended		Twelve Months Ended
	April 24,	April 25,	April 24,	April 25,
	2011	2010	2011	2010
EBITDA	$61,111	$53,062	$184,960	$173,560
Add/(deduct):
Depreciation and amortization	(22,106)	(25,443)	(89,040)	(109,504)
Interest expense, net	(22,679)	(21,137)	(90,018)	(73,601)
Derivative income (expense)	42	(370)	(1,214)	(370)
Income tax (provision) benefit	(8,155)	319	(3,600)	8,374
Income (loss) from discontinued operations, net of income taxes	2,658	(1,546)	3,452	(1,732)
Net income (loss)	$10,871	$4,885	$4,540	$(3,273)

Certain of our debt agreements use “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants. Adjusted EBITDA differs from EBITDA as Adjusted EBITDA includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)          Rainbow Casino in Vicksburg, Mississippi was acquired on June 8, 2010 and we have included the results of Rainbow in our consolidated financial statements subsequent to acquisition.

(3)          During the fourth quarters of fiscal 2011 and fiscal 2010, the Company amended its credit facility incurring related expenses of $3.0 million and $1.8 million, respectively.

(4)          Expense recoveries and other of $(6.8) million for the twelve months ended April 25, 2010 reflect income from the recording of a receivable for reimbursement of Pittsburgh development costs.

(5)          During October 2009 we demolished the hotel at our casino in Marquette, Iowa. As a result, our operating income for the twelve months ended April 25, 2010 includes $0.5 million in demolition costs and $1.0 million in acceleration of remaining depreciation.

(6)          Caruthersville includes the favorable impact of $0.9 million from the settlement of a property tax appeal during the twelve months ended April 25, 2010.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. The Company and its partner, Nemacolin Woodlands Resort, were selected to be awarded a “resort license” for a casino at Nemacolin Woodlands Resort in Pennsylvania. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 25, 2010 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director, Corporate Communication-314.813.9368

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